Exhibit 10.2

SEPARATION AND

RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (“Agreement”) is made and entered into on this 28th day of July, 2014, by and between James Bender (“Executive”), and WPX Energy Services Company, LLC its subsidiaries and affiliates (collectively the “Company”), and shall become effective on the eighth (8th) day following execution of this Agreement by Executive if not earlier revoked by Executive (the “Effective Date”).

WHEREAS, Executive’s employment with Company terminated effective July 25, 2014 (the “Termination Date”); and

WHEREAS, the Executive and Company wish to settle their mutual rights and obligations arising in connection with the Executive’s service with the Company and separation from such service; and

WHEREAS, the Executive and the Company agree to the following payment and other terms and conditions in connection with Executive’s separation from service with the Company; and

WHEREAS, the parties wish to resolve all issues between them by mutual agreement and, therefore, enter into the following Agreement.

NOW, THEREFORE, in consideration of the releases, agreements and payment made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Executive agree as follows:

1.	Separation Payment.

(a) Company will pay as a Separation Payment Four Hundred Thousand Dollars and no/100 ($400,000.00) less applicable withholdings required by law to Executive no earlier than the eighth (8th) day after the Company receives the fully executed original of this Agreement and no later than the sixtieth (60th) day following the Termination Date.

(b) The payment and other consideration set forth in this Agreement constitute all monies and other benefits payable to Executive hereunder. Executive acknowledges that the payment provided hereunder is of value to Executive and is an unearned benefit to which he is not otherwise entitled. In order to receive the Separation Payment, Executive must sign and return this Agreement to the Company within thirty (30) calendar days immediately following the Termination Date, and Executive must not have availed himself of the revocation provisions herein. Company shall not accept Executive’s signed Agreement prior to the day immediately following the Termination Date.

2. Annual Incentive Plan. The Executive shall be eligible to receive a prorated portion of an annual incentive payment for the 2014 fiscal year under the Company’s Annual Incentive Program (“AIP”). Executive’s AIP payment shall be calculated in the same manner that 2014 annual incentive payments, if any, will be calculated under the AIP for active executive officers, provided that Executive’s “eligible earnings” (as such term is defined for AIP purposes) excluding the compensation provided in Section 1(a) herein shall be determined through Executive’s Termination Date, and shall be based upon Executive’s 80% target level of participation and the determination of the Compensation Committee of the Board of the Company’s level of achievement, consistent with other executive officers generally, under the applicable AIP performance goals for 2014. Any such incentive payable to the Executive under the AIP shall be paid at the same time and subject to the same terms and conditions as incentives are paid generally under the AIP to other executive officers.

3. Release. In consideration for the payment of Separation Benefits and other benefits provided hereunder, Executive, for Executive, Executive’s attorneys, and Executive’s heirs, executors, administrators, successors and assigns, does hereby fully, finally and forever release and discharge Company and its subsidiaries, affiliates, shareholders, predecessors, successors and assigns and their respective officers, directors, employees, representatives, agents and fiduciaries, de facto or de jure of benefit plans (“Released Parties”) of and from any and all claims, actions (in law or in equity), suits, agreements, rights, demands, losses, expenses, damages, debts, liabilities, obligations, disputes, proceedings, or any other manner of liability, whether known or unknown, including without limitation those arising from, in whole or in part, the employment relationship between Company or one of its subsidiaries or affiliates and Executive or the termination thereof which exist, or have heretofore accrued, fixed or contingent, known or unknown, including without limitation any claims arising under Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000e, et

seq., which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Civil Rights Act of 1866, 42 U.S.C. §§ 1981, 1983, 1985, and 1986, which prohibits violations of civil rights; the Equal Pay Act of 1963, 29 U.S.C. § 206(d), which prohibits unequal pay based upon gender; the National Labor Relations Act, as amended, 29 U.S.C. § 151, et seq., which protects the right of employees to organize and bargain collectively with their employer and to engage in other protected, concerted activity; the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101, et seq., which prohibits discrimination against the disabled; the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”), 29 U.S.C. § 1001, et seq., which protects certain employee benefits (except that the parties agree that by signing this Agreement, Executive does not waive Executive’s rights under any claim for benefits that was or may have been filed prior to Executive’s execution of this Agreement); the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended by the Older Workers Benefit Protection Act of 1990 (“OWBPA”), 29 U.S.C.§ 621, et seq., which prohibits age discrimination in employment; the Family and Medical Leave Act of 1993, 29 U.S.C.§ 2601 et seq., which provides medical and family leave; and any claims for attorneys’ fees, breach of contract, mental pain, suffering and anguish, emotional upset, impairment of economic opportunities, unlawful interference with employment rights, constructive discharge, wrongful discharge, defamation, intentional or negligent infliction of emotional distress, termination in violation of public policy, retaliatory discharge, including those based on workers’ compensation retaliation under state statutes, discrimination, breach of any express or implied covenant of good faith and fair dealing, that Company or Released Parties have dealt with Executive unfairly or in bad faith and all other contract and tort claims arising under any local, state or federal regulation, statute or common law. Executive acknowledges and affirms that this Agreement is in nature and character both general and specific and that the specific descriptions and details hereinafter and hereinabove set forth do not in any manner limit or otherwise affect the general nature and character of this Agreement or the application thereof to Company and Executive. This Agreement does not release or discharge any claim or rights which might arise out of the actions of Company after the date Executive signs this Agreement. Further, this Agreement does not extend to those rights which as a matter of law cannot be waived. To the extent California law may apply to this Agreement,

Executive hereby expressly waives the provisions of Section 1542 of the California Civil Code, which states: “a general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

4. Executive’s Covenant Not to Sue. By signing this Agreement, Executive covenants, agrees, represents and warrants that Executive has not filed and will not in the future file any lawsuits, complaints, petitions or accusatory pleadings in a court of law or in conjunction with a dispute resolution program against any of the Released Parties based upon, arising out of or in any way related to any event or events occurring prior to the signing of this Agreement, including, without limitation, Executive’s employment with any of the Released Parties or the termination thereof. Nothing in this Agreement shall limit Executive’s right to file a charge or complaint with any state or federal agency or to participate or cooperate in such a matter. However, Executive expressly waives all rights to recovery for any damages or compensation awarded as a result of any suit or proceeding brought by any third party or governmental agency on Executive’s behalf.

5. Acknowledgement of Benefits Received during Employment and Absence of Non–Reported Workplace Injuries. By signing this Agreement, Executive affirms that Executive has been paid for all hours worked, including any overtime or otherwise, and has received all leave (paid or unpaid), compensation, wages, bonuses, and/or benefits due to Executive, except as further provided in this Agreement. Executive further affirms that Executive has been provided and/or has not been denied any and all leave requested under the Family and Medical Leave Act. Executive further affirms that Executive is not aware of having sustained any workplace injuries or occupational diseases that have not already been reported.

6. No Assignment of Claims. By signing this Agreement, Executive further covenants, agrees, represents and warrants that Executive has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim or any portion thereof or interest therein and acknowledges that this Agreement shall be binding upon Executive and upon Executive’s heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of each of the Released Parties, and to their heirs, administrators, representatives, executors, successors, and assigns.

7. No Release of Vested Benefits or Health and Welfare Benefits. By signing this Agreement, Executive does not release or discharge any right to any vested, deferred benefit in any qualified employee benefit plan which provides for retirement, pension, savings, thrift and/or employee stock ownership or any benefit due Executive as a participant in any employee health and welfare plan, as such terms are used under ERISA, which is maintained by any of the Released Parties that employed Executive. Furthermore, Executive will receive payment for the balance of any unused Paid Time Off (PTO) as of the effective date of Executive’s termination, pursuant to the Company’s PTO Policy and in accordance with the Company’s normal pay cycle.

8. Effect of Rehire on Payment of Separation Benefits. If Executive is rehired by Company or any affiliate of Company after receipt of the Separation Benefits provided under this Agreement, Executive may be required to repay a pro rata portion of the benefits described in Section 1(a) (or be subject to deduction of such amount from Executive’s compensation upon rehire).

9. No Admission of Liability. Notwithstanding the provisions of this Agreement and the payments to be made by Company to Executive hereunder, Released Parties do not admit any manner of liability to Executive. This Agreement has been entered into as a means of settling any and all disputes between Released Parties and Executive.

10. Opportunity to Consider Agreement and Consult Counsel. Executive has been encouraged to seek independent legal and tax advice concerning the provisions of this Agreement in general and, after such advice and consultation, Executive has freely and knowingly entered into this Agreement. Executive acknowledges, understands and affirms that:

(a) This Agreement is a binding legal document;

(b) Executive voluntarily signs and enters into this Agreement without reservation after having given the matter full and careful consideration; and

(c) Executive acknowledges that he has been provided with the opportunity of at least twenty-one (21) days in which to consider this Agreement and that he has been advised to consult with an attorney before signing this

Agreement. If Executive elects to take less than twenty-one (21) days to consider this Agreement, he does so knowingly, willingly and on the advice of counsel, with full understanding that he is waiving a statutory right to take the full twenty-one (21) days. Executive warrants that after careful review and study of this Agreement, he understands that the terms set forth herein are those actually agreed upon.

11. Revocation Period. Executive acknowledges and understands that he has seven (7) days from his execution of this Agreement (which shall not occur prior to the day immediately following the Executive’s Termination Date) to revoke or rescind this Agreement by delivering a signed and dated notice of revocation to Company. After the expiration of such seven (7) day period, this Agreement will become effective and enforceable as to all claims.

12. Recovery of Monies Owed to Company. Executive acknowledges and agrees any monies he owes to Company or any of its parent, affiliated or subsidiary companies or their vendor(s) contracted to provide business tools or services for use by him in his employment, including but not limited to Company credit card debt, may be deducted from Executive’s Separation Benefits.

13. Confidentiality/Company Property. Executive acknowledges his continuing obligations to maintain confidentiality of Released Parties’ confidential and proprietary information, and Executive shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company, other than the Released Parties, any confidential information regarding the employees, business methods, business strategies and plans, policies, procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes of or developed by the Released Parties, or any other confidential information relating to or dealing with the business operations, employees, or activities of Released Parties, made known to Executive or learned or acquired by Executive while in the employ of Company or one of its subsidiaries or affiliates. Executive understands and agrees that this Section 13 is a separate agreement, the breach of which will constitute a material breach of this Agreement.

14. Binding Effect; Entire Agreement; Law Governing. By signing this Agreement, the parties agree and acknowledge that they have carefully read and fully understood the contents of this Agreement, and that the Agreement shall be binding in nature and inure to the benefit of the parties hereto and their respective successors, assigns, personal representatives, officers, directors, agents, attorneys, parents, subsidiaries and affiliates. The parties further agree and acknowledge that this Agreement constitutes the entire agreement between the parties hereto pertaining to the facts and matters stated herein and supersedes any and all prior understandings, agreements or representations or understandings, whether written or oral, prior to the date hereof; provided, however, that this Agreement shall have no effect on any prior agreement relating to any covenant not to compete, trade secrets, and/or confidentiality. This Agreement and the rights and obligations hereunder shall be construed in all respects in accordance with the internal laws of the State of Oklahoma without reference to the conflict of laws provisions thereof. Should any provision of this Agreement be found or declared or determined by a court of competent jurisdiction to be void, voidable, or unenforceable, the validity of the remaining parts, terms or provisions shall remain in full force and effect, and the void, voidable or unenforceable provision(s) shall be deemed not to be a part of this Agreement. Any litigation concerning this Agreement or the facts or matters described herein shall be brought only in a court of competent jurisdiction in Tulsa County, Tulsa, Oklahoma, and the parties hereby waive personal jurisdiction and any objections to venue.

EXECUTIVE FURTHER STATES THAT HE HAS CAREFULLY READ THIS DOCUMENT AND KNOWS AND UNDERSTANDS THE CONTENTS HEREOF AND THAT HE SIGNS THIS AGREEMENT VOLUNTARILY, KNOWINGLY AND WITHOUT ANY DURESS OR COERCION. THE PROVISIONS OF THIS AGREEMENT SHALL BE EFFECTIVE ON THE EIGHTH (8TH) DAY FOLLOWING THE DATE ON WHICH EXECUTIVE SIGNS THIS AGREEMENT.

AGREED AND ACKNOWLEDGED BY:

JAMES BENDER

/s/ James Bender

Date Signed:	July 28, 2014

WPX Energy, Inc.

By:	/s/ Richard E. Muncrief

Title:	President and Chief Executive Officer

Date Signed:	July 28, 2014